ARTICLES OF INCORPORATION
OF
NIKKY D. CORPORATION

ARTICLE I

NAME:  The name of the corporation shall be NIKKY D. CORPORATION.

ARTICLE II

PURPOSE: The purpose for which this corporation is organized is the transaction of any or all- lawful business for which this corporation may be incorporated under the laws of the State of Arizona, as they may be amended from time to time.

ARTICLE III

INITIAL BUSINESS:       The corporation  initially  intends to own and operate
gasoline services stations.

ARTICLE IV

AUTHORIZED CAPITAL:    The corporation shall have the authority to issue Fifty
Million Shares (50,000,000) of Common Stock, $.001 par value.

ARTICLE V

STATUTORY AGENT:  The  name  and address  of  its  initial Statutory  Agent is:
Jose F. Garcia
15300 North 85th Drive
Peoria, Arizona 85381

ARTICLE VI

BOARD OF DIRECTORS:   The initial board of Directors shall  consist of two (2)
members, who are to serve as Directors until the first annual meeting of the shareholders or until their successors are elected and qualify are:

Jose F. Garcia		15300 North 85th Drive, Peoria, Arizona 85381
Maria Victoria Melgar	15300 North 85th Drive, Peoria, Arizona 85381

The Directors are also the Incorporators.

/s/
Jose F. Garcia

/s/
Maria Victoia Melgar
Dated this 14th day of June, 1994.

I, Jose F. Garcia, having been designated to act as Statutory Agent, hereby consent to at in that capacity until removed or resignation is submitted in accordance with the Arizona Revised Statutes.

/s/
Jose F. Garcia